Exhibit 10.34

SETTLEMENT AND PATENT LICENSE AGREEMENT

This SETTLEMENT AND PATENT LICENSE AGREEMENT (the “Agreement”) is entered into as of the Effective Date between Organovo, Inc., a Delaware corporation (“Organovo” or “Licensor”), and BICO Group AB, a publicly listed stock company duly incorporated under the laws of Sweden (“BICO” or “Licensee”). Organovo and BICO may individually be referred to herein as a “Party” and collectively as the “Parties”.

A.WHEREAS, Organovo and BICO are engaged in a lawsuit filed on June 7, 2021 in the United States District Court for the District of Delaware (the “Court”) regarding U.S. Patent Nos. 9,149,952; 9,855,369; 8,931,880; 9,227,339; 7,051,654; 9,752,116; and 9,315,043 (the “Delaware Asserted Patents”), in Civil Action No. 21-832-MN (the “Delaware Civil Action”). Organovo and BICO further engaged in a lawsuit filed on July 27, 2021 in the United States District Court for the Western District of Texas regarding the alleged infringement of U.S. Patent Nos. 9,149,952; 9,855,369; 9,752,116; 8,852,932; and 9,315,043 (the “Texas Asserted Patents,” collectively with the Delaware Asserted Patents, the “Asserted Patents”) in Civil Action No. 6:21-cv-769-ADA, which was transferred to Delaware and became Civil Action No. 21-1724-MN (the two complaints shall be referred to collectively as the “Civil Action”);

B.WHEREAS, BICO denies that it has infringed any claim of the Asserted Patents and does not admit validity of the Asserted Patents, and Organovo has asserted various defenses and counterclaims, including, without limitation, defenses and counterclaims for infringement and validity, in the Civil Action;

C.WHEREAS, BICO is a petitioner in two inter partes review (“IPR”) proceedings pending before the Patent Trial and Appeal Board (“PTAB”) of the United States Patent and Trademark Office (“USPTO”) under case numbers IPR2021-01543 and IPR2021-01544 (collectively, the “IPR Proceedings”), in which BICO has challenged the patentability of various claims of two of the Asserted Patents;

D.WHEREAS, Organovo denies that any claim of the Asserted Patents is unpatentable and has opposed the bases for unpatentability proffered by BICO; and

E.WHEREAS, Organovo and BICO, in contemplation of the uncertainties associated with both the expense of pursuing, and the outcomes of, the Civil Action and the IPR Proceedings (collectively, the “Litigations”), desire to compromise, resolve, and settle all aspects of their disputes related to the Litigations without expending the further time, expense, and other resources that they anticipate otherwise would be required of each of them to fully pursue their respective claims, defenses, and other positions in the Litigations.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which, is hereby acknowledged, Organovo and BICO agree as follows:

1.DEFINITIONS. As used herein:

1.1“ Affiliate” with respect to a Party, means any Person that, directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with the Party, including a Person that becomes an Affiliate after the Effective Date, provided that a Person is an Affiliate only during the time period that the foregoing control relationship exists.

1.2“Claims” means any and all claims, counterclaims, third-party claims, contribution claims, indemnity claims, demands, actions, causes of action, and all other claims of every kind and nature in law or equity, whether arising under state, federal, international or other law, that were asserted in or that arise from the same transactions, circumstances, or occurrences as those claims and/or counterclaims asserted by any Party in any of the Litigations, whether such claims are absolute or contingent, direct or indirect, known or unknown.

1.3“Effective Date” means the earliest date upon which all Parties have signed this Agreement or identical counterparts thereof.

1.4“Bioprinting Technology” means and includes any form or type of bioprinters and related instrumentation, components and parts based on the Licensed Patents, including but not limited to the Bio X, Bio X6, and Bio MDX bioprinters.

1.5“Bioinks” means bioink products sold with or without living cells by BICO, that are intended for use in a method that involve all steps of claim 1 or claim 4 of patent 9,855,369; including the bioink products LAMININK series, HEP-X series, GelMA- based, GelXG series, Coll1-based and ColMA series.

1.6“Licensed Patents” means (i) the patents listed in Exhibit A; (ii) any reissue, reexamination, inter partes review certificate, post-grant review certificate, registration, extension, continuation application (including continuations, divisionals, and continuations- in-part only for claims fully supported by the disclosures of the patents listed in exhibit A) of any of the foregoing patents or patent application; and (iii) any patent or patent application that claims priority to or through any of the foregoing patents or patent application or from which any of the foregoing patents or patent application claim priority and only for claims fully supported by the disclosures of the patents listed in exhibit A, including any and all foreign counterpart patents and applications related to any of the foregoing.

1.7“Licensed Products” means any product or method used, made, distributed, leased, imported, exported, licensed or offered to license, sold or offered for sale, or otherwise transferred by, for, or on behalf of Licensee or any Affiliate of Licensee, and any combination thereof that, after the Effective Date, would directly or indirectly infringe at least one Valid Claim of at least one Licensed Patent in the absence of a license thereto.

1.8“Settlement Payment” means the Upfront Payment and all Royalty Payments.

1.9“Person” means any individual or firm, association, organization, joint venture, trust, partnership, corporation, limited liability company, association, unincorporated organization, or other collective organization or entity.

1.10“Third Party” means a Person other than the Parties to this Agreement and Licensee’s Affiliates.

1.11“Valid Claim” means a claim (including a process, use, or composition of matter claim) of (a) an issued and unexpired Licensed Patent that has not (i) irretrievably lapsed or been revoked, dedicated to the public or disclaimed or (ii) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal, or (b) a pending application in the Licensed Patents, which claim was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, provided, however, that if a particular claim has not issued within four (4)

years of its filing date, it will not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued or granted Patent, notwithstanding the foregoing definition.

1.12“Net Sales” means the net sales revenues received by Licensee or its Affiliates from independent Third Parties for the sale of Licensed Products, after deduction (if not already deducted in the amount invoiced) of the following items paid by Licensee or its Affiliates with respect to sales of Licensed Products, provided and to the extent that such items are incurred or allowed and do not exceed reasonable and customary amounts in the market in which such sales occurred: (i) trade, quantity and/or cash discounts, allowances or rebates actually taken and allowed, including promotional or similar discounts or rebates and discounts or rebates to governmental or managed care organizations and wholesalers; (ii) credits or allowances given or made or amounts repaid with respect to Licensed Products by reason of rejection, defects, recalls, returns, rebates, retroactive price reductions or uncollectible amounts; (iii) any Taxes (including any sales, value added, excise or similar tax or customs duties, tariffs and other government charge, but excluding any income tax) levied on the sale, transportation or delivery of Licensed Products and borne by the seller thereof without reimbursement from any Third Party; and (iv) any charges for freight, postage, shipping or transportation, or for insurance, in each case to the extent borne by the seller, in all cases as determined in accordance with generally accepted accounting principles in the United States GAAP.

1.13“Cumulative Net Sales” means the total, cumulative Net Sales from the Effective Date and continuing until the expiration of the last surviving Licensed Patents.

2.LICENSE. Subject to Licensee’s payment of the Settlement Payment in accordance with the terms of this Agreement, Licensor hereby grants Licensee and each Affiliate of Licensee a worldwide, non- exclusive, non-sub-licensable, non-transferable (except as permitted under Section 7.1), perpetual, irrevocable, license under the Licensed Patents to make, have made, use, design, produce, manufacture, lease, support offer to sell, sell and otherwise distribute, import and export Licensed Products in all fields of use under any BICO brand, OEM customer’s private label or in association.

3.LICENSING TERMS.

3.1Amount and Timing of Upfront Payment. In consideration of the license, and release granted by Licensor under this Agreement and full and final settlement of all Claims, Licensee shall pay to Licensor an upfront payment of one million and five hundred thousand United States dollars ($1,500,000.00 USD) (the “Upfront Payment”) in one installment within thirty (30) business days after the Effective Date.

3.2Amount and Timing of Royalty Payment. In further consideration of the license and release granted by Licensor under this Agreement and full and final settlement of all Claims, Licensee shall pay to Licensor ongoing royalties (the “Royalty Payment”) as follows:

Licensed Products	Royalty Rate	Cumulative Net Sales (USD) (Worldwide)
Bioprinting technology	8.0%	$0 - $22,000,000
	6.0%	$22,000,001 - $100,000,000
	5.0%	$100,000,001 and above
Bioinks	1.5%	All sales

Royalty Payment shall be due in arrears on a quarterly basis within forty five (45) days after the end of each calendar quarter.

3.3Method of Payment. All payments shall be made by wire transfer in United States dollars and in immediately available funds. The wire transfer payment shall be sent to the following bank:

Organovo, Inc.

Wire Routing Transit No. (RTN/ABA): 121000248

Wells Fargo Bank, N.A.

420 Montgomery Street

San Francisco, CA 94104

Account No: 4123509788

SWIFT BIC: WFBIUS6S (International Transfers)

CHIPS Participants: UID ABA 0407

3.4Taxes. All taxes shall be the financial responsibility of the Party obligated to pay such taxes as determined by applicable law, and neither Party is or shall be liable at any time for any of the other Party’s taxes incurred in connection with or related to any amount paid under this Agreement, including without limitation the Settlement Payment.

3.5Reports. Along with each Royalty Payment, Licensee will provide a statement showing Cumulative Net Sales (broken down by product), the Net Sales during the preceding quarter (broken down by product), and a calculation of and Royalty Payment accrued during such quarter. Licensor will treat the statement as confidential information of Licensee, will protect it from unauthorized use, access or disclosure in the same manner as Licensor protects its own confidential or proprietary information of similar nature and with no less than reasonable care, and will disclose it only to the employees or agents of Licensor who have a need to know such information for purpose of this Agreement and who are under a duty of confidentiality no less restrictive than Licensor’s duties hereunder.

3.6Audit Rights. Licensee shall maintain the usual records showing its actions under this Agreement, and sufficient to determine Licensee’s compliance with its obligations under this Agreement. Licensor will have the right to request an audit of the books and records of Licensee directly relating to the royalty payments owed during the last twelve (12) months for the sole purpose of verifying the amounts due and payable under this Agreement, not more than once per calendar year upon providing at least four (4) weeks prior written notice to Licensee. Licensor further reserves the right to request additional inspections of Licensee’s books and records at Licensor’s expense upon providing at least four (4) weeks prior written notice to Licensee.

3.7All such audits will be conducted during reasonable business hours of Licensee, in a manner that does not unreasonably interfere with Licensee’s normal business activities and will be conducted by a certified public accountant or equivalent agreed upon by Licensor (the “Auditor”) and reasonably acceptable to Licensee. Except for the statement of royalty payments due, the Auditor will not disclose any information learned during the audit to Licensor, and all such information shall be considered the Confidential Information of Licensee and Licensee will protect it in accordance with the terms of Section 3.5. In the event the Auditor correctly determines that Licensee has underpaid Licensor, Licensee will pay Licensor the amount of such underpayment within sixty (60) days of the completion of the audit. In the event the Auditor correctly determines Licensee has overpaid Licensor, Licensor will, at Licensee’s option, either (i) credit the amount of such overpayment against future amounts owed by Licensee to Licensor, or (ii) promptly refund to Licensee such overpayment. The audit will be conducted at Licensor’s expense, except if the audit shows that amount of royalty payments due to Licensor is greater than five percent (5%) of the total royalty paid to Licensor for the immediately preceding calendar year then Licensee will pay for the reasonable costs and expenses of such audit.

4.RELEASES AND DISMISSAL.

4.1Licensor Releases to Licensee. Except with respect to the obligations created by or arising out of this Agreement, Licensor does hereby for itself, its Affiliates, and its legal successors, heirs and assigns, irrevocably and unconditionally release and absolutely discharge Licensee, Licensee’s Affiliates, and each of their respective current and former customers, suppliers, manufacturers, distributors, employees, representatives, agents, officers, directors, parents, subsidiaries, past and present, of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, attorney fees, actions, and causes of action of every kind and nature whatsoever, (a) arising out of or in connection with the Litigations or Licensed Patents prior to the Effective Date, including without limitation all Claims, or (b) based in whole or in part on acts of Licensee or an Affiliate of Licensee prior to the Effective Date of this Agreement that would have been licensed under this Agreement if performed by Licensee or an Affiliate of Licensee after the Effective Date of this Agreement.

4.2Licensee Releases to Licensor. Except with respect to the obligations created by or arising out of this Agreement, Licensee does hereby for itself, its Affiliates, and its legal successors, heirs and assigns, irrevocably and unconditionally release and absolutely discharge Licensor, Licensor’s Affiliates, and each of their respective current and former employees, representatives, agents, officers, directors, parents, subsidiaries, past and present, of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, attorney fees, actions, and causes of action of every kind and nature whatsoever, arising out of or in connection with the prosecution of the Litigations, including, without limitation, all Claims.

4.3Unknown Claims. Licensor and Licensee expressly acknowledge and agree that this Agreement fully and finally releases and forever resolves the Litigations, including those Claims involving the Licensed Products, that are unknown, unanticipated or unsuspected or that may hereafter arise as a result of the discovery of new and/or additional facts. The Parties acknowledge and understand the significance and potential consequences of its release of unknown claims. The Parties intend that the claims released under this Agreement be construed as broadly as possible and agree to waive and relinquish all rights and benefits each may have under Section 1542 of the Civil Code of the State of California, or any similar statute or law of any other jurisdiction. Section 1542 states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

4.4Denial of Liability. The Parties acknowledge that (a) they are entering into this Agreement to resolve disputed claims, (b) nothing herein shall be construed to be an admission of liability by either Party, and (c) Licensor on the one hand, and Licensee on the other hand, expressly deny any liability to the other Party. Each Party shall bear its own costs and attorney fees incurred in the Litigations.

4.5Dismissal of the Litigations.

(a)The Civil Action. Within five (5) business days after the Licensee has sent a confirmation receipt of the wire transfer of the Upfront Payment, the Parties shall jointly file a mutually acceptable stipulation of dismissal requesting that the Court dismiss with prejudice all claims and counterclaims between the Parties in the Civil Action, each Party to bear its own costs. The Parties shall cooperate to draft and submit to the Court the aforementioned stipulation of dismissal, as well as appropriate motions, stipulations, and/or proposed orders for extensions of time for all upcoming due dates in the Civil Action, if any, so that neither Party is required to incur unnecessary expenses in the Civil Action between the Effective Date and the date on which the Civil Action is dismissed. The Parties shall promptly proceed with any and all additional procedures needed to effect the above dismissal. If for any reason (except for Licensee’s failure to make the Upfront Payment), Licensor or its counsel refuses to take any such actions needed to effect the above dismissal, Licensee shall have the right to demand that Licensor immediately refund in full the Upfront Payment to Licensee, in addition to any other rights and remedies available to Licensee or its Affiliates (including the right to demand specific performance of this Agreement).

(b)The IPR Proceedings.

(i)Within five (5) business days of the date on which the Parties jointly file a stipulation of dismissal as set forth in Section 4.5(a), BICO shall notify the PTAB by e-mail (1) that BICO and Organovo have resolved all matters relating to the Asserted Patents, and (2) of BICO’s and Organovo’s intention to jointly file, and mutual consent to filing, in each of the IPR Proceedings, a motion to terminate the IPR Proceedings on the basis that the Parties have reached a settlement (“Motion to Terminate”) and a request to treat their settlement agreement (i.e., this Agreement) as business confidential information (“BCI Request”). The notification email shall expressly request that the PTAB grant permission for BICO and Organovo to jointly file a Motion to Terminate and a BCI Request in each of the IPR Proceedings.

(ii)Within five (5) business days of the date on which the PTAB approves the filing of a Motion to Terminate and a BCI Request in each of the IPR Proceedings, BICO and Organovo shall jointly file in each of the IPR Proceedings a mutually acceptable Motion to Terminate and a mutually acceptable BCI Request.

(iii)The Parties shall cooperate to draft and submit to the PTAB the aforementioned Motions to Terminate and BCI Requests, as well as appropriate motions, stipulations, and/or proposed orders for extensions of time for all upcoming due dates in the IPR Proceedings, if any, so that neither Party is required to incur unnecessary expenses in the IPR Proceedings between the Effective Date and the date on which the IPR Proceedings are dismissed.

4.6Compromise offers and negotiations. The Parties acknowledge and agree that this Agreement, the terms in this Agreement, and the discussions and negotiations leading up to this Agreement are subject to Rule 408 of the Federal Rules of Evidence and were made in an effort to amicably resolve the Litigations.

4.7Settlement Only. The Parties acknowledge and agree that (a) this Agreement and the Settlement Payment effect a litigation settlement in compromise of disputed claims and defenses, (b) this Agreement has not been negotiated under the “Hypothetical Negotiation” standard, (c) no representation is made by any Party or Party Affiliate that the Settlement Payment represents a reasonable royalty for infringement of any patent, including, without limitation, any one or more of the Licensed Patents, and (d) this Agreement, the Settlement Payment, and all other terms of this Agreement relate solely to settling the Litigations and do not relate in any way to, and, except with respect to a legal action or other legal proceeding related to the enforcement of any provision of this Agreement, shall not be used by either Party in, or in connection with, any other current or future dispute of any form or nature between the Parties. Licensee acknowledges that the Licensing Terms reflect a discount to Licensee for being an early licensee.

5.TERM AND TERMINATION OF LICENSE.

5.1Term. This Agreement is effective as of the Effective Date and continues until the expiration of the last surviving Licensed Patent, provided that following such expiration the licenses and releases granted herein shall survive in perpetuity.

5.2Termination. Each Party will have the right to terminate this Agreement upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within thirty (30) days from the date of such notice. Such notice shall (a) expressly reference this Section 5.2, (b) reasonably describe the alleged breach which is the basis of such termination, and (c) clearly state the non-breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period. The Agreement shall terminate effective at the end of the notice period unless the breaching Party cures such breach during such notice period. If either Party disputes (i) whether such material breach has occurred, or (ii) whether the defaulting Party has cured such material breach, the Parties agree to promptly resolve the dispute. It is understood and acknowledged that, during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

5.3Effects of Termination. If this Agreement is terminated pursuant to Section 5.2, all licenses granted to Licensee will terminate commencing on the termination date. Notwithstanding anything to the contrary herein, the Parties reserve all rights and remedies, including damages and equitable relief, for breach of this Agreement by the other Party and nothing herein releases any Party from its respective obligations under this Agreement or prevents any Party from enforcing the terms and conditions of this Agreement against the other.

6.CONTESTING NON-INFRINGEMENT OR VALIDITY.

6.1During the term of this Agreement, Licensee, for itself and all Affiliates of Licensee, agrees not to challenge, or assist others in challenging, the validity or enforceability of the Licensed Patents except that Licensee and all Affiliates of Licensee may respond to properly issued subpoenas or other discovery in any judicial actions or administrative proceedings. Licensee, for itself and all Affiliates of Licensee, agrees not to file or bring, directly or indirectly, or assist any third party to file or bring, any action alleging that any products or service of Licensee do not infringe any Licensed Patents or seeking a judgement that such products or services do not infringe any such Licensed Patents without first complying with Section 8.2.

6.2Liquidated Damages on Challenge. If Licensee (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim or files any action or seeks any judgment, in any case prohibited by Section 6.1 (“Challenge”), Licensee shall pay the following:

(a)all royalties accruing or due during the Challenge, in the manner and at times provided for in this Agreement; and

(b)all costs and expenses incurred by Licensor in connection with defending the Challenge, including actual legal fees and disbursements (“Liquidated Damages”) during the course of the Challenge in recognition of damages to Licensor caused by the Challenge, including but not limited to lost commercial opportunity and goodwill, for which a sum certain will be difficult to determine; Licensor may bill Licensee quarterly concerning those costs and expenses, and Licensee shall make payment no later than thirty (30) days after receiving an invoice from Licensor.

Licensee acknowledges that this Section 6.2 reasonably reflects the value derived from the Agreement by Licensee in the event of a Challenge. Licensee acknowledges that any payments made under this Section 6.2 are non-refundable and non-recoverable for any reason whatsoever. Notwithstanding any of the preceding, under no circumstances will Licensee be subject to this Section 6.2 in the event that Licensee (or any entity or person acting on its behalf) Challenges any Licensed Patent as a result of an action brought by Licensor against Licensee.

7.ASSIGNMENT OF RIGHTS AND OBLIGATIONS.

7.1Licensee cannot assign this Agreement to a Third Party without Licensor’;s consent, except that Licensee may assign (i) to any of Licensee’s Affiliates; and (ii) to a Third Party in connection with a merger, change in control, acquisition, or sale of all or substantially all of the assets or business of Licensee pertaining to this Agreement to such Third Party. Licensor may assign this Agreement, in whole or in part, to any Third Party with Licensee’ consent.

8.GENERAL PROVISIONS.

8.1Confidentiality. Subject to Section 4.5, each Party will hold the terms of this Agreement in confidence and shall not publicize or disclose it in any manner whatsoever. Notwithstanding the foregoing, (a) the Parties may disclose this Agreement or its terms as required by applicable laws, regulations, or discovery requests, in confidence to a court (or otherwise as directed by law), to the Parties’ respective attorneys, accountants, auditors, tax preparers, financial advisors, and other agents who have a need to know the content of this Agreement and who are subject to confidentiality, and in connection with actual or potential financing or sale of its business and assets related to this Agreement pursuant to a nondisclosure agreement; (b) Licensee or any Affiliate of Licensee may disclose the scope of the licenses granted in Section 2 and the releases granted in Section 4.1 to a Third Party to the extent that Licensee or any Affiliate of Licensee reasonably believes necessary to respond to an inquiry from such Third Party as to whether products are licensed and/or released and therefore not subject to a claim of infringement; and (c) either Party may, at its option, disclose the dismissal of the Litigations and signing of this Agreement, but not its terms, in the form of a press release or other form of public notice.

8.2Protection of the Licensed Patents. Licensor has the sole discretion and right (but not the obligation), at its expense, to prepare, file, prosecute, maintain, defend and enforce the Licensed Patents. Licensee shall immediately inform the Licensor when made aware of any unlicensed activities that are carried out by any third party which could constitute an infringement of the Licensed Patents. At Licensor’s request, Licensee may, at its sole discretion, assist Licensor with finding third parties conducting unlicensed activities of the Licensed Patents. In those cases where Licensor has requested Licensee’s assistance and Licensee so materially assists the Licensor, the Licensee has a right to receive equally beneficial licensing terms, should such third party be similarly situated to Licensee and such third party’s terms as a whole be more favorable than the Licensing Terms in this Agreement (taking into account, without limitation, all financial and contractual terms, the nature and extent of infringement and the volumes of licensed products, and all other relevant factors). Should Licensor be sued by a potential third party infringer or sue a potential third party infringer without material assistance from Licensee, this clause shall not apply with respect to licensing terms agreed to by such potential third party infringer.

8.3Mediation. In the event that there shall be any dispute arising out of or in any way relating to this Agreement, the Parties agree to first use their reasonable good faith efforts to resolve such dispute among themselves. If the Parties are unable to resolve such dispute among themselves, before commencing any other legal proceeding such dispute shall be submitted to non-binding mediation by a mutually agreeable neutral. Either Party may cause a mediation proceeding to commence by giving the other Party notice in writing of such mediation. The Parties covenant and agree to act as expeditiously as practicable in order to resolve all disputes by mediation.

8.4Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, interpreted, and construed in accordance with the laws of Delaware, without reference to conflicts of laws principles. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced in the Court or a state court in Delaware. Each Party expressly and irrevocably consents and submits to the jurisdiction of such state and federal courts in connection with any such legal proceeding.

8.5Authority to Enter Into Agreement. Each Party and each person signing this Agreement on behalf of a Party represents and warrants to the other that it has the full right and power to enter into this Agreement, and the person executing this Agreement has the full right and authority to enter into this Agreement on behalf of such Party and the full right and authority to bind such Party to the terms and obligations of this Agreement. Each of the Parties represents and warrants that it has not assigned any rights or interests in any actions, causes of action, damages, judgments, executions, claims, demands, debts, rights, obligations, attorney's fees, costs or liabilities of any nature arising under, out of, and/or related to the Released Matters to any Third Party. Licensor represents and warrants that as of the Effective Date (a) Licensor is the sole owner of the entire right, title and interest in and to the Licensed Patents in the same families as U.S. Patent Nos. 8,931,880, 9,149,952, 9,227,339, 9,315,043, and 9,855,369, including any and all rights to enforce and sue for past damages; and (b) Licensor has the exclusive right and authority to grant the rights, licenses, covenants, and releases hereunder.

8.6Comprehension. Each Party acknowledges to the other Party that it has been represented by independent legal counsel of its own choice throughout all of the negotiations that preceded the execution of this Agreement and that it has executed this Agreement with the consent and on the advice of such independent legal counsel. Each Party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof. Each Party has authorized and directed its respective attorneys to execute and deliver such other and further documents as may be required to carry out the terms and conditions of this Agreement.

8.7Interpretation. The language of this Agreement has been approved by counsel for the Parties. The language of this Agreement shall be construed as a whole according to its fair meaning and none of the Parties (or the Parties’ respective attorneys) shall be deemed to be the draftsman of this Agreement in any action that may hereafter arise between the Parties.

8.8Entire Agreement. This is an enforceable Agreement. This Agreement, including the attached Exhibit(s) that are incorporated by reference herein, constitutes the entire agreement between the Parties and supersedes all previous communications, representations, agreements, or understandings, either oral or written, between the Parties with respect to the subject matter hereof. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each Party hereto that specifically refers to this Agreement.

8.9Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent, or subsequent breach of the same or any provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party

8.10Miscellaneous.

(a)This Agreement does not create a relationship of agency, partnership, or joint venture between the Parties.

(b)The parties shall negotiate a press release announcing the settlement.

(c)The parties acknowledge that Clemson University Research Foundation (CURF) is an intended third-party beneficiary of this agreement to the full extent of its rights in the U.S. Patent No. 7,051,654 and subject to the license agreement between Licensor and CURF, certain provisions of which are in Appendix I.

(d)Licensee acknowledges that Licensed Products are in commercial use.

(e)Each Party acknowledges and agrees that it shall comply with all reasonable requests of the other Party relative to patent markings required to comply with or obtain the benefit of statutory notice or other provisions.

8.11Notices. All notices required or permitted to be given in this Agreement shall be in writing and may be delivered by hand or sent prepaid overnight via a reputable courier utilizing a tracking capability, addressed as follows:

To Licensor:

Organovo, Inc.

Office of General Counsel

Attn: Tom Jurgensen

11555 Sorrento Valley Road, Suite 100

San Diego, CA 92121, USA

Email: tjurgensen@organovo.com

With a copy to:

Paul Hastings LLP

Attn: Elizabeth L. Brann

4747 Executive Dr., 12th Floor

San Diego, CA 92121

E-mail: elizabethbrann@paulhastings.com

To Licensee:

BICO Group AB CRN 559050-5052

Attn:  Lotta Bus

Arvid Wallgrens Backe 20

413 46 Gothenburg, Sweden

Email: LB@bico.com

With a copy to:

legal-notice@bico.com

Such notices shall be deemed to have been served when delivered in person or three (3) business days after delivered by courier or express delivery service. Courtesy copies of such notices may be sent to the pertinent e-mail addresses set forth above, but no notice required or permitted under this Section 8.9 shall be considered properly served by e-mail alone.

Either Party may give written notice of a change of address and, after notice of such change has been received by the addressee, any notice or request shall thereafter be given to the notifying Party as above provided at the notifying Party’s new address.

8.12Severability. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable under any controlling body of law, that provision shall be reformed, construed and enforced to the maximum extent permissible; and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.13Section Headings. The section headings used in this Agreement and the attached Exhibit(s) shall be intended for convenience only and shall not be deemed to supersede or modify any provisions.

8.14Counterparts. This Agreement and any amendments hereto may be signed in one or more counterparts, each of which, when signed and delivered, shall be deemed to be an original. All such counterparts together shall constitute one and the same valid and binding agreement, even if all of the Parties have not signed the same counterpart. Notwithstanding anything to the contrary in Section 8.9, signatures to this Agreement may be delivered by e-mail, as one or more attachments thereto in PDF format, in which case the PDF copy of an original signature shall be deemed to be an original signature.

8.15Duty to Effectuate. The Parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

8.16Incorporation of Recitals. For the avoidance of doubt, the recitals, defined terms, and other text set forth above in Section 1 of this Agreement is hereby incorporated into, and made a part of, this Agreement.

IN WITNESS WHEREOF, the Parties hereby execute this Agreement through their respective duly authorized officials as follows:

Organovo, Inc.		BICO Group, AB

By:	/s/ Keith Murphy	By:	/s/ Erik Gatenholm

Name:	Keith Murphy	Name:	Erik Gatenholm

Title:	President & Executive Chairman	Title:	CEO

Date:	2022-02-22	Date:	2022-02-22

EXHIBIT A: LICENSED PATENTS

NUMBER	TITLE
9,149,952	Devices, systems, and methods for the fabrication of tissue
9,855,369	Method of printing a three-dimensional structure
8,931,880	Devices, systems, and methods for the fabrication of tissue
9,227,339	Devices, systems, and methods for the fabrication of tissue
9,315,043	Automated devices, systems, and methods for the fabrication of tissue
7,051,654	Ink-jet printing of viable cells
9,752,116	Self-assembling cell aggregates and methods of making engineered tissue using the same
8,852,932	Self-assembling cell aggregates and methods of making engineered tissue using the same

APPENDIX I –

LICENSE AGREEMENT BETWEEN CLEMSON UNIVERSITY RESEARCH FOUNDATION (CURF) AND ORGANOVO, INC.

LICENSE AGREEMENT BETWEEN

CLEMSON UNIVERSITY

RESEARCH FOUNDATION

AND

Organovo, Inc.

CURF #01-025

Patent# 7,051,654

Entitled "Ink-Jet Printing of Viable Cells"

ARTICLE 2 - GRANT

2.1

CURF hereby grants to LICENSEE, subject to the terms and conditions of this Agreement, the exclusive right and license for the FIELD OF USE in the TERRITORY to use TECHNOLOGY, to practice under PATENT RIGHTS, and to make, have made, use, lease, sell, provide and/or import LICENSED PRODUCTS until the end of the term for which PATENT RIGHTS are granted, all to the extent not prohibited by other patents, unless terminated earlier hereunder.

2.2	The grant in Section 2.1 shall be subject to, restricted by and non-exclusive with respect to:
(a)

The reserved rights of CURF, for itself and for UNIVERSITY, to practice the licensed PATENT RIGHTS and use TECHNOLOGY for any NON-COMMERCIAL RESEARCH PURPOSES, including sponsored research and collaborations, and the right to extend these reserved rights to INVENTOR(S), any non-profit academic or research institution or organization, and any successor(s) of CURF or UNIVERSITY. LICENSEE agrees that, notwithstanding any other provisions of this Agreement, it has no right to enforce the licensed PATENT RIGHTS against CURF, UNIVERSITY, or any institution or INVENTOR(S) that are granted rights m accordance with this Section 2.2.

(b)

Any non-exclusive license of TECHNOLOGY that CURF is required by law or regulation to grant to the GOVERNMENT or to a foreign country pursuant to an existing or future treaty with the United States of America.

(c)

Any rights of GOVERNMENT or any restrictions or obligations that may be imposed for any TECHNOLOGY or PATENT RIGHTS developed with the support of GOVERNMENT as provided in United States laws and regulations and in its contract(s) with CURF, UNIVERSITY and/or any of the INVENTOR(S).

2.3

The provisions of this Agreement shall not be construed in such a manner as to restrict the ability of CURF or that of its licensees or assigns to use TECHNOLOGY or to practice under PATENT RIGHTS outside of the FIELD OF USE or in the FIELD OF USE outside TERRITORY for any commercial or non-commercial purposes.

2.4

LICENSEE agrees that the right of publication of TECHNOLOGY shall reside with UNIVERSITY. CURF shall use its best efforts to provide a copy of each proposed publication to LICENSEE for pre-publication review at least thirty (30) days before submission to a publisher. If LICENSEE identifies potentially patentable subject matter in any such publication, and so notifies CURF, then CURF shall notify INVENTOR(S) and shall use its best efforts to delay submission and publication for up to a combined maximum of ninety (90) days or until a patent application has been filed for such subject matter, whichever occurs first. Such review will in no way be construed as a right to restrict such publication.

2.5

This Agreement, unless terminated earlier pursuant to Article 13, shall terminate on the expiration of the last to expire patent under PATENT RIGHTS, whereupon the exclusive licenses granted hereunder shall be fully paid and LICENSEE and SUBLICENSEES shall be free to develop, make, have made, use, sell, have sold, practice or provide LICENSED PRODUCTS without further duties or responsibilities to CURF.

2.6	LICENSEE shall have the right to enter into sublicensing agreements for the rights, privileges and license granted hereunder with respect to the use of TECHNOLOGY and the practice of

PATENT RIGHTS within TERRITORY and in the FIELD OF USE provided that LICENSEE is not in default of its obligations hereunder. Upon any termination of this Agreement, SUBLICENSEE's rights shall also terminate, subject to Section 13.8 hereof. No sublicense shall relieve LICENSEE of any of its obligations under this Agreement. LICENSEE has no obligation to enter into any such sublicensing agreement.

2.7	LICENSEE agrees that any and all sublicenses granted by it shall be subject to this Agreement in all respects and each such sublicense shall:
(a)	Include a requirement that the SUBLICENSEE use its best efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible;
(b)

Include copies of Articles 2, 5, 7, 8, 9, 10, 11, 12, 13 and 15 of this Agreement and shall provide that the obligations of LICENSEE to CURF contained in such Articles shall be binding upon the SUBLICENSEE as if it were a party to this Agreement;

(c)	Prohibit further sublicensing by the SUBLICENSEE; and
(d)	Contain a provision stating that CURF shall be an intended third-party beneficiary of such sublicense agreement.
2.8

LICENSEE agrees to forward to CURF a copy of any and all sublicenses (including, without limitation, all amendments and addenda) granted hereunder within thirty (30) days of execution by the parties thereto.

2.9

LICENSEE shall not receive from SUBLICENSEES anything of value in lieu of cash payments as consideration for any sublicense under this Agreement without the express prior written permission of CURF, such permission shall not be unreasonably withheld.

2.10

LICENSEE's failure to perform in accordance with any and all of these Sections relating to sublicenses with regard to a particular sublicense shall render such attempted sublicense void, shall constitute a material breach of this Agreement and shall be grounds for CURF to terminate this Agreement pursuant to Section 13.5 herein.

2.11

CURF shall have no obligation to provide LICENSEE with technical information concerning TECHNOLOGY or PATENT RIGHTS or to provide technical assistance in the development or commercialization of TECHNOLOGY or PATENT RIGHTS. In the event that LICENSEE requires technical assistance with respect to the activities conducted by LICENSEE pursuant to this Agreement , obtaining such technical assistance (whether from the INVENTOR(S) or otherwise) shall be the responsibility of LICENSEE and at the expense of LICENSEE.

2.12	The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth in Appendix A.

ARTICLE 5 - REPORTS AND RECORDS

5.1

LICENSEE shall submit a Licensee Information Form attached hereto as Appendix B within ten (10) days of the Effective Date of this Agreement and shall verify and update the information annually within 30 days of notice from CURF.

5.2

No later than sixty (60) days after December 31 of each calendar year, LICENSEE shall provide to CURF a written annual progress report describing progress by LICENSEE and any SUBLICENSEES on research and development, regulatory approvals, manufacturing, sublicensing, marketing, and sales during the preceding twelve (12) month period ending December 31 and plans for the forthcoming year. If multiple technologies are covered by the license granted hereunder, the progress report shall provide the information set forth above for each technology. LICENSEE also shall provide any additional data CURF reasonably requires to evaluate LICENSEE's performance and compliance with the terms of this Agreement.

5.3

LICENSEE, within sixty (60) days after June 30 and December 31 of each year, shall submit to CURF a Royalty Report attached hereto as Appendix C. The first such Royalty Report shall be due within sixty (60) days after December 31st, 2011 and shall include all information since the Effective Date of this Agreement. With each Royalty Report submitted, LICENSEE shall pay to CURF the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

5.4

LICENSEE, within ninety (90) days following the close of its fiscal year, shall provide to CURF LICENSEE’s financial statements for the preceding fiscal year including, at a minimum, a balance sheet and income statement.

5.5

LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amount payable to CURF hereunder. The books of account shall be kept at LICENSEE' s principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. The books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain to the inspection of CURF or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a shortage equal to or greater than five percent (5%) of the total amount due in the period under audit, LICENSEE shall promptly reimburse CURF for the full cost of such inspection, the shortage and an interest of five percent (5%) on any shortage due.

ARTICLE 7 - INFRINGEMENT

7.1	Each PARTY shall inform the other PARTY promptly in writing of any alleged infringement of PATENT RIGHTS by a third party and any available evidence thereof.
7.2

During the term of this Agreement, LICENSEE shall have the first right, but shall not be obligated to prosecute at its own expense, all infringements or misappropriations of TECHNOLOGY. LICENSEE may, for such purposes, include CURF as party plaintiff, if necessary, without expense to CURF. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of CU RF, which consent shall not unreasonably be withheld. The total cost of any such infringement or misappropriation action commenced or defended solely by LICENSEE shall be borne by LICENSEE, and LICENSEE shall keep any recovery or damages for past infringement or misappropriation derived therefrom subject to the payment of a percentage on any recoveries net of costs and expenses as an "other payment" in accordance with Section 4.l (e). LICENSEE shall indemnify CURF against any order for costs that may be made against CURF in such proceedings.

7.3	If within three (3) months after having been notified of any alleged infringement, LICENSEE is unsuccessful in persuading the alleged infringer to desist and has not brought or is not diligently pursuing an infringement action or if LICENSEE notifies CURF at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, CURF shall have the right, but shall not be obligated, to prosecute at its own expense all infringements or misappropnat10ns of TECHNOLOGY and CURF may, for such purposes, include LICENSEE as a party plaintiff in any such suit, without expense to LICENSEE. The total cost of such infringement action commenced or defended solely by CURF shall be borne by CURF and CURF shall keep any recovery or damages for past infringement derived therefrom.

7.4

In the event that LICENSEE shall undertake the enforcement and/or defense of the TECHNOLOGY by litigation, LICENSEE may withhold up to fifty percent (50%) of the payments otherwise due CURF under Article 4 hereunder and apply the same toward payment of up to half of LICENSEE's expenses, including reasonable attorney ' s fees, in connection therewith. LICENSEE shall modify the Royalty Report form to reflect any withholdings. Any recovery of damages by LICENSEE for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to such suit, and next toward reimbursement of CURF for any payments under Article 4 past due or withheld and applied pursuant to this Section 7.4. LICENSEE shall keep the balance remaining from any such recovery subject to the payment of a percentage as an "other payment" in accordance with Section 4.l (e).

7.5

In any infringement or misappropriation suit that either PARTY may institute to enforce the PATENT RIGHTS pursuant to this Agreement, the other PARTY hereto shall, at the request and expense of the PARTY initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

7.6

LICENSEE, during the exclusive period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for the FIELD OF USE for future use of the PATENT RIGHTS. Any upfront fees as pai1 of such a sublicense shall be treated pursuant to Article 4.

ARTICLE 8 - LIABILITY AND INDEMNIFICATION

8.1

LICENSEE shall at all times during the term of this Agreement and thereafter , indemnify, defend and hold INVENTOR(S) and CURF, UNIVERSITY, and their trustees , directors, officers , employees and affiliates harmless against all claims, proceedings, demands and liabilities of any kind whatsoever , including legal expenses and reasonable attorney's fees related to third party claims, arising out of injury , including death, to any person or persons or out of any damage to property, resulting from the production, manufacture , sale , use, lease, consumption, provision or advertisement of the LICENSED PRODUCTS or arising from any obligation of LICENSEE hereunder , excepting only claims that PATENT RIGHTS infringe third party intellectual property.

8.2

LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance that shall protect LICENSEE, CURF, INVENTOR(S) and UNIVERSITY with respect to events covered in Section 8.1. Such insurance shall be written by a reputable insurance company authorized to do business in the state of South Carolina, shall list CURF, INVENTOR(S) and UNIVERSITY as additional named insureds thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to CURF prior to any cancellation or material change thereof. The limits of such insurance shall not be less than one million U.S. dollars ($1,000,000.00) per occurrence with an aggregate of two million U.S. dollars ($2,000,000.00) for personal injury or death and not be less than one million U.S. dollars ($1,000,000.00) per occurrence with an aggregate of two million U.S. dollars ($2,000,000.00) for property damage. LICENSEE shall provide CURF with Certificates of Insurance evidencing the same within thirty (30) days of the EFFECTIVE DATE of this Agreement.

8.3

Except as otherwise expressly set forth in this Agreement, INVENTOR(S) and CURF, UNIVERSITY, and their trustees, directors, officers, employees and affiliates make no representations and extend no warranties of any kind, either express or implied, including but not limited to warranties of merchantability, fitness for a particular purpose, validity of PATENT RIGHTS claims, issued or pending, and the absence of latent or other defects, whether or not discoverable. Nothing in this Agreement shall be construed as a representation made or warranty given by CURF that the practice by LICENSEE of the license granted hereunder shall not infringe the patent, copyright, trademark or other intellectual property rights of any third party. In no event shall INVENTOR(S) and CURF, UNIVERS ITY, and their trustees,directors, officers, employees, and affiliates be liable for incidental or consequential damage of any kind, including economic damage or injury to property and lost profits, regardless of whether INVENTOR(S), CURF or UNIVERSITY shall be advised, shall have other reason to know or in fact shall know of the possibility.

8.4

In no event shall LICENSEE, its directors, officers, employees, or affiliates be liable for incidental or consequential damages arising out of any of the te1ms or conditions of this Agreement, or with respect to their performance or lack thereof.

8.5

CURF shall have no liability to LICENSEE for any use of TECHNOLOGY or PATENT RIGHTS by a third party (including but not limited to UNIVERSITY and its employees) that is not specifically authorized in writing by CURF, and such use shall not constitute a breach of this Agreement.

ARTICLE 9 - EXPORT CONTROLS

9.1

It is understood that CURF is subject to United States laws and regulations controlling the export of technical data , computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of GOVERNMENT and/or written assurances by LIC ENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. CURF neither represents that a license shall not be required nor that, if required, it shall be issued.

ARTICLE 10 - CONFIDENTIALITY AND NON-USE OF NAMES

10.1

LICENSEE and its employees, agents and contractors shall maintain in confidence all CONFIDENTIAL INFORMATION furnished to LICENSEE or its employees, agents or contractors by any of the INVENTOR(S), CURF or UNIVERSITY or by persons, offices or facilities of CURF or UNIVERSITY in connection with this Agreement. Neither LICENSEE nor any of its respective employees, agents or contractors shall use CONFIDENTIAL

INFORMATION for any purpose except in connection with the exercise of the license granted hereunder. Only those employees, agents and contractors of LICENSEE who are subject t0 a preexisting, written obligation of confidentiality shall be assigned to perform duties that involve the use of or require access to such CONFIDENTIAL INFORMATION. LICENSEE shall inform (and shall require its SUBLICENSEES to inform) all of its employees, agents and contractors who are assigned to perform duties involving the use or exploitation of any CONFIDENTIAL INFORMATION of the confidentiality obligations created by this Agreement and shall assure their agreement to be bound by such confidentiality obligations prior to disclosing to such employees, agents and contractors any CONFIDENTIAL INFORMATION.

10.2	Notwithstanding any provision contained in this Agreement, LICENSEE shall not be required to maintain in confidence any of the following information:
(a)	Information which, at the time of disclosure to LICENSEE, 1s m the public knowledge;
(b)	Information which, after disclosure to LICENSEE, becomes part of the public knowledge by publication or otherwise , except by breach of this Agreement;
(c)

Information which was lawfully in LICENSEE's possession (as reflected in its written records) at the time of disclosure by the disclosing party, and which was not acquired, directly or indirectly , from INVENTOR(S), CURF or the UNIVERSITY;

(d)	Information which the LICENSEE can demonstrate by written documents is the result of its own research and development independent of disclosures hereunder;
(e)

Information which the LICENSEE receives from third parties, provided such information was not obtained by such third parties from INVENTOR(S), CURF or the UNIVERSITY on a confidential basis and that LICENSEE has no notice of that such information is confidential; and

(f)

Information, which LICENSEE is required to disclose by law or pursuant to the order of a court or other tribunal of competent jurisdiction, provided LICENSEE gives CURF written notice of such order prior to the disclosure thereof and gives CURF an opportunity to seek a protective order from such court or tribunal.

10.3

LICENSEE shall not use the names, trademarks, or service marks of CURF or the UNIVERSITY, nor any adaptation thereof, nor the names of any of their employees or any INVENTOR(S), in any advertising, promotional or sales literature without prior written consent obtained from CURF except that LICENSEE may state that it is licensed by CURF under one or more of the patents and/or applications comprising the PATENT RIGHTS. Any use of the names of CURF, UNIVERSITY, their employees or any INVENTOR(S) shall be limited to statements of fact and shall not imply endorsement of LICENSEE's products or services.

10.4

CURF shall not use the names, trademarks, or service marks of LICENSEE, nor any adaptation thereof, nor the names of any of its employees, in any advertising, promotional or sales literature without prior written consent obtained from LICENSEE. Any use of the names of LICENSEE or its employees shall be limited to statements of fact.

10.5	CURF shall maintain confidentially of information contained in reports received by the LICENSEE, which is clearly marked as confidential, to the extent permitted by state and federal law.

ARTICLE 11 - ASSIGNMENT

11.1 Neither this Agreement nor any obligation or right hereunder is assignable by LICENSEE except with written approval by CURF; provided however that LICENSEE, upon written notice to CURF, may assign this Agreement to a successor in ownership of all or substantially all of its business assets, provided such successor expressly agrees to assume LICENSEE'S obligations under this Agreement.

ARTICLE 12 - DISPUTE RESOLUTION

12.1

All disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed , interpreted and applied in accordance with the laws of the United States of America and of the State of South Carolina. The South Carolina State Courts of Pickens County, South Carolina (or, if there is exclusive federal jurisdiction, the United States District Court for South Carolina) shall have exclusive jurisdiction and venue over any dispute arising out of this Agreement, and LICENSEE consents to the jurisdiction of such courts, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

12.2	Notwithstanding the foregoing, nothing in this Article 12 shall be construed to waive rights or timely performance of any obligations existing under this Agreement.

ARTICLE 13 -TERMINATION

13.1

Upon any termination of this Agreement, excluding termination due to expiration of patents pursuant to Section 2.5, all rights, privileges and license granted hereunder shall terminate and all rights to TECHNOLOGY and PATENT RIGHTS shall revert to CURF and/or UNIVERSITY.

13.2	If LICENSEE shall cease to carry on its business, this Agreement shall terminate upon notice by CURF.
13.3

Should LICENSEE fail to make any payment whatsoever due and payable to CURF hereunder, CURF shall have the right to terminate this Agreement by providing notice of intent to terminate to LICENSEE. The Agreement shall terminate forty-five (45) days from notice unless LICENSEE shall make all such payments to CURF within the forty• five (45) day period or CURF shall provide LICENSEE with a written extension thereto. Upon the expiration of the forty-five (45) day period or granted extension, if LICENSEE shall not have made all such payments to CURF, this Agreement shall automatically terminate.

13.4

If LICENSEE shall at any time become insolvent or make a general assignment for the benefit of creditors or if a petition of bankruptcy or any reorganization shall be commenced by, against or in respect of LICENSEE and shall remain un-dismissed for more than ninety (90) days, this Agreement shall automatically terminate.

13.5	Upon any material breach or default of this Agreement by LICENSEE, other than those occurrences set out in Sections 13.2, 13.3, and 13.4 herein above, which shall always take precedence in that order over any material breach or default referred to in this Section 13.5, CURF shall have the right to terminate this Agreement effective on forty-five (45) days from receipt of notice to LICENSEE or CURF shall provide LICENSEE with a written extension thereto. Such termination shall be automatically effective unless LICENSEE shall have cured any such material breach or default prior to the expiration of the forty-five (45) day period.

13.6

LICENSEE shall have the right to terminate this Agreement at any time on six (6) months’ notice to CURF and upon payment of a termination fee equal to the amount of the next Annual Minimum Royalty and all amounts due CURF through the effective date of termination.

13.7

Upon termination of this Agreement for any reason, nothing herein shall be construed to release either PARTY from any obligation that matured prior to the effective date of such termination; and Articles 1, 8, 9, 10, 13.7, 13.8, and 15, excluding 15.1, shall survive any such termination. Notwithstanding the foregoing, the license rights granted to CURF and UNIVERSITY pursuant to section 15.1, shall survive termination if such improvements or modifications are being used as part of an active research project at time of termination. Such license rights will continue through the end of the project. LICENSEE and any SUBLICENSEES thereof, may, however, after the effective date of such termination, complete and sell all LICENSED PRODUCTS in the process of manufacture at the time of such termination, provided that LICENSEE shall make the payments to CURF as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof.

13.8

Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from CURF. CURF agrees to negotiate such licenses in good faith under reasonable, and substantially similar terms and conditions.

ARTICLE 15 - MISCELLANEOUS PROVISIONS

15.1

During the term of this Agreement, LICENSEE shall fully disclose to CURF all improvements and modifications to TECHNOLOGY and LICENSED PRODUCTS which are developed wholly or partly by LICENSEE or its SUBLICENSEES and their employees, contractors, agents and subsidiaries. The UNIVERSITY and CURF shall have   a non-exclusive non -transferable royal ty-free license to utilize such improvements and modifications for NON-COMMERCIAL RESEARCH PURPOSES. LICENSEE hereby acknowledges that the provisions of this paragraph shall not in any way inhibit or detract from the rights of ownership CURF or UNIVERSITY may enjoy in any improvements or modifications to the TECHNOLOGY and LICENSED PRODUCTS developed in whole or in part by INVENTOR(S) or other employees of CURF or the UNIVERSITY.

15.2

Each PARTY expressly acknowledges that the relationship between the PARTIES to this Agreement is that of independent contractors, and not agents, employees or representatives of the other. This Agreement shall not be deemed to create a partnership, joint venture or principal-and-agent relationship between CURF and LICENSEE or UNIVERSITY and LICENSEE. Except as expressly permitted in this Agreement, neither PARTY shall have the authority to bind the other to any agreement or obligation whatsoever, nor shall either PARTY represent that it has any such right or authority to any third party.

15.3

This Agreement constitutes the entire and only agreement between the PARTIES as to the subject matter hereof and all other prior negotiations, representations, agreements and warranties are superseded in totality by this Agreement. No agreements altering or supplementing the terms hereof shall be made except by a written document signed by both PARTIES. To become effective, this Agreement must be signed by LICENSEE within twenty (20) calendar days of signature by CURF.

15.4	If any part of this Agreement is for any reason found to be invalid or unenforceable, all other parts nevertheless remain enforceable.
15.5

LICENSEE and its SUBLICENSEES shall mark all products covered by PATENT RIGHTS with patent numbers in accordance with the statutory requirements in the country(ies) of manufacture, use and sale, and pending the issue of any patents, LICENSEE and its SUBLICENSEES shall mark the products, "Patent Pending," or the foreign equivalent as appropriate.

15.6

The failure of either PARTY to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a subsequent and/or similar failure to perform any such term or condition by the other PARTY.

15.7

Upon the request of the other PARTY, each PARTY shall execute and deliver such additional documents and perform such other acts as the other PARTY may reasonably request and as may be necessary to affect the purposes and intent of this Agreement.

15.8

All titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference and do not define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.